Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Seacoast Banking Corporation of Florida:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Miami, Florida
July 20, 2010
Certified Public Accountants